Exhibit 5.1

[LETTERHEAD OF DAVIS POLK & WARDWELL LLP]

August 8, 2012

Callidus Software Inc.

6200 Stoneridge Mall Road, Suite 500

Pleasanton, CA 94588

Ladies and Gentlemen:

Callidus Software Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 2,459,003 shares of its common stock, par value $0.001 per share (the “Securities”), of which 1,756,431 shares are to be issued under the 2003 Stock Incentive Plan, as amended, and 702,572 shares are to be issued under the Employee Stock Purchase Plan, as amended (the “ESPP”).  Pursuant to the Rights Agreement dated as of September 2, 2004 between the Company and American Stock Transfer and Trust Company (the “Rights Agreement”), upon exercise of options under the 2003 Stock Incentive Plan or ESPP, each recipient of the Securities will also receive a preferred stock purchase right (the “Rights”) for each share of the Securities so purchased.

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.  Based on the foregoing, we advise you that, in our opinion, as of the date hereof, the Securities and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in accordance with the applicable stock plan or agreement, the Securities and the associated Rights will be validly issued and the Securities will be fully paid and non-assessable.

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.  In addition, it should be understood that our opinion addresses the Rights Agreement and the Rights in their entirety and not any particular provision of the Rights Agreement or the Rights and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP